Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces First Quarter Results
INDIANA, PENNSYLVANIA, May 10, 2007 — Superior Well Services, Inc. (NASDAQ: SWSI) announced today its first quarter results. For the three months ended March 31, 2007, revenues increased 60.9% to $76.7 million compared to $47.7 million in the first quarter of last year. Operating profit was $14.3 million, a 36.9% increase over the same period in 2006. Net income for the three months ended March 31, 2007 totaled $9.0 million, while diluted earnings per share increased to $0.39. EBITDA, a non-GAAP financial measure totaled $19.8 million, a 46.3% increase over the same period in 2006. For our definition of EBITDA, please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of income included in this press release.
Revenue for the three months ended March 31, 2007 was $76.7 million compared to $47.7 million for the same period in 2006, an increase of $29.0 million or 60.9%. Stimulation, nitrogen, cementing and down-hole servicing revenues amounted to 58.4%, 8.1%, 21.2% and 12.3% of our revenues in the first quarter of 2007, respectively. Each of our operating regions had revenue increases over the same period in 2006. Increased activity levels at new and existing service centers, coupled with pricing improvements, led to the increases in 2007.
Cost of revenues was $54.0 million, or 70.4% of revenues, during the first quarter of 2007, compared to $31.7 million or 66.6% percent of revenues over the same period in 2006. As a percentage of revenues, cost of revenues increased due to higher material, labor and depreciation expenses for the first quarter of 2007 compared to the first quarter of 2006. As a percentage of revenue, material costs increased 2.5% for the first quarter of 2007 compared to the first quarter of 2006 due to higher sand and cement transportation expenses, as well as outsourcing expenses incurred when scheduled equipment deliveries were delayed and certain services were subcontracted to other well servicing operators. Labor expenses as a percentage of revenues increased from 18.3% in the first quarter of 2006 to 19.4% in the first quarter of 2007 due to lower personnel utilization relating to winter weather in several of our operating regions, as well as delays in equipment deliveries. As a percentage of revenue, depreciation expenses increased 0.4% to 6.3% for the first quarter of 2007 compared to the first quarter of 2006 due to the higher levels of capital expenditures made to expand our fleet of equipment.
Selling, general and administrative, or SG&A, expenses were $8.4 million for the three months ended March 31, 2007 compared to $5.5 million for that same period in 2006, an increase of 52.9%. This increase was primarily due to higher labor expenses associated with increased activity levels. As a percentage of revenue, SG&A expenses declined from 11.6% in the first quarter of 2006 to 11.0% in the first quarter of 2007. The percentage decline was due to the ability to leverage the fixed cost component of these costs over a higher base of revenue. Labor expenses increased $1.9 million in the first quarter of 2007 over the same period in 2006 because we hired additional management, sales and administrative personnel to manage the growth in our operations. Approximately $1.3 million of the labor expense increases in the first quarter of 2007 over the same period in 2006 is related to our new service centers. As a percentage of revenue, the portion of labor expenses included in SG&A expense was 6.5% in both quarters. Higher activity levels caused rent, insurance and office expenses to increase 2007 SG&A expenses by $0.2 million, $0.2 million and $0.3 million, respectively.
Operating income was $14.3 million for the three months ended March 31, 2007 compared to $10.4 million for the same period in 2006, an increase of 36.9%. The primary reason for the increase was higher revenues due to increased activity levels at new and existing service centers, coupled with pricing improvements. This increase in operating income was partially offset by the increases in our cost of revenue and SG&A expenses as described above.
During the first quarter of 2007, our capital expenditures were $38.5 million, which included the $7.9 million asset purchase of ELI Wireline Services, Inc. in February 2007. The increase was due to higher amounts of capital expenditures due to the opening of new service centers, as well as the purchase of additional equipment at existing locations.

Commenting on the results, David Wallace, Chief Executive Officer, stated, “In the first quarter of 2007, Superior was able to achieve topline sequential growth and achieved an other record quarter. However, our earnings for the quarter were affected by delays in equipment deliveries and weather in several of our operating regions. These events served to lower our operating income margins when compared to the fourth quarter of 2006. Although we experienced increased pricing competition in select locations during the first quarter, we continue to believe the demand for our services and overall pricing environment remains good. We remain confident that our planned capital expenditures position us to take advantage of a growing stimulation market and improve operating margins in each of our operating areas.”
We will host a conference call on Thursday, May 10th at 11:00 a.m. ET to review these results. To participate in the call, please dial 866-713-8566 and ask for the Superior Well Services, Inc. 2007 first quarter financial results conference call. The confirmation code for the meeting is 77248927. A replay of the call will be available through May 25th at 888-286-8010. The conference ID for the replay is 37589455.
A simultaneous webcast of the call may be accessed over the Internet at http://www.superiorwells.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days.
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.

[1]	We define EBITDA as net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. We have included EBITDA as a supplemental disclosure because management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
        SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME (Unaudited, amounts in thousands)

	Three Months Ended
	March 31,
			%
	2006	2007	change
Revenue	$47,687	$76,708	60.9%
Cost of revenue	31,736	53,986	70.1%

Gross profit	15,951	22,722	42.4%
Selling, general and administrative expenses	5,526	8,448	52.9%

Operating income	10,425	14,274	36.9%
Interest expense	(38)	(59)
Other (expense) income	141	559

Income before income taxes	10,528	14,774	40.3%
Income taxes
Current	3,830	4,144
Deferred	342	1,621

	4,172	5,765

Net income	$6,356	$9,009

Earnings per share:
Basic	$0.33	$0.39

Fully diluted	$0.33	$0.39

Weighted average shares outstanding:
Basic	19,376,667	23,101,719
Fully diluted	19,376,667	23,115,949
Revenue by operating region (amounts in thousands):

	Three Months Ended March 31,
Region	2006		2007
Appalachian	$24,520	51.4%	$32,533	42.4%
Southeast	12,389	26.0	13,126	17.1
Rocky Mountain	1,114	2.3	8,420	11.0
Southwest	—	—	8,472	11.0
Mid-Continent	9,664	20.3	14,157	18.5

Total	$47,687	100.0%	$76,708	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended March 31,
	2006		2007
Technical pumping services	$43,019	90.2%	$67,280	87.7%
Down-hole surveying services	4,668	9.8	9,428	12.3

Total revenue	$47,687	100.0%	$76,708	100.0%

     Supplemental data (amounts in thousands):

	Three Months Ended
	March 31,
	2006	2007
Depreciation and amortization	$2,993	$5,003
Capital expenditures	14,031	38,492
Non-GAAP Financial Measures:
The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Three Months Ended March 31,
	2006	2007
Reconciliation of EBITDA to Net Income:
Net income	$6,356	$9,009
Income tax expense	4,172	5,765
Interest expense	38	59
Depreciation and amortization	2,993	5,003

EBITDA	$13,559	$19,836

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